EXHIBIT 10.76

700 Anderson Hill Road Purchase, New York, 10577 www.Pepsico.com

Cynthia Trudell
Executive Vice President, Human Resources & Chief HR Officer

Private and Confidential

March 9, 2012

VIA EMAIL

Mr. Brian Cornell

Dear Brian:

We are pleased to confirm our offer and your acceptance to join PepsiCo, Inc. (“PepsiCo” or the “Company”) as CEO, PepsiCo Americas Foods based in Purchase, New York and reporting to Indra Nooyi, Chairman and Chief Executive Officer of PepsiCo. The primary details of your offer are as follows:

▪	Start Date – Your Start Date will be March 12, 2012.

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Salary – Your starting annual base salary will be $900,000 ($34,615 payable bi-weekly), less applicable taxes. Your position is not eligible for an automatic annual increase; instead, future adjustments to your base salary will be at the discretion of the Compensation Committee of the Board of Directors of PepsiCo (the “Compensation Committee”) based on a review of market data for comparable positions.

▪
Annual Bonus – You will be eligible for an annual bonus under the PepsiCo, Inc. Executive Incentive Compensation Plan (the “EICP”) with a target annual bonus opportunity equal to 150% of your annual base salary. At the full discretion of the Compensation Committee, annual bonuses are paid out from 0% to 200% of target depending on business and individual performance and are contingent on your continued employment through the end of the relevant performance year. Your 2012 annual bonus payable in March 2013 will be paid based on full-year participation and actual business and individual performance; provided, however, that your 2012 annual bonus shall be no less than $1,000,000 as long as (a) you remain continuously employed through the end of PepsiCo’s 2012 fiscal year and (b) PepsiCo achieves the 2012 fiscal-year performance target that the Compensation Committee establishes for the minimum level of bonus payout greater than zero under the EICP.

Mr. Brian Cornell
March 9, 2012

Long-Term Incentive Program – You will be eligible to participate in the PepsiCo, Inc. 2007 Long-Term Incentive Plan (“LTIP”) in accordance with its terms.

You will be eligible to receive a 2012 annual LTIP award at target with a face value of $2,800,000. The grant date (the “Grant Date”) for this award will be the 2012 annual LTIP award grant date applicable to similarly situated executives of the Company. Your 2012 annual LTIP award will be granted in the same form, using the same valuation methodology and subject to the same terms and conditions as the 2012 annual LTIP award granted to other similarly situated executives of the Company. The full terms of your 2012 annual LTIP award will be set out in an award agreement that you will receive at the time of the Grant Date and that you will be required to execute in order to receive this award.

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Sign-on Incentives – In recognition of the forfeiture of equity awards and other benefits granted by your previous employer, you will be eligible to receive from PepsiCo the following sign-on bonus, RSU award and PEPunit award:

•
Sign-on Bonus – You will be eligible to receive a cash sign-on bonus in the amount of $2,500,000, less applicable taxes (the “Sign-on Bonus”), paid as soon as practicable after your Start Date. In consideration of this Sign-On Bonus, you agree that, if, prior to the second anniversary of your Start Date, you resign your employment or your employment is terminated by the Company for Cause, (i) you will be entitled to retain only that portion of your Sign-on Bonus determined by multiplying the Sign-on Bonus by a fraction, the numerator of which will be the number of whole months that have elapsed from your Start Date to your termination date and the denominator of which will be 24 (such amount, your “Earned Sign-on Bonus”), and (ii) you will repay the Company any portion of your Sign-on Bonus in excess of your Earned Sign-on Bonus.

For purposes of this letter, “Cause” means any of the following: (A) breaching any obligation to the Company or violating the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company; (B) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of your employment with the Company; (C) committing a felony or other serious crime; (D) engaging in any activity that constitutes gross misconduct in the performance of your employment duties; or (E) engaging in any action that constitutes gross negligence or misconduct and that causes or contributes to the need for an accounting adjustment to PepsiCo’s financial results.

•
Sign-on RSU Award –You will be eligible to receive on the Grant Date a sign-on PepsiCo restricted stock unit (“RSU”) award with a face value equal to $2,500,000. The number of RSUs you will be granted under this award will be determined by dividing the face value by the Fair Market Value of PepsiCo Common Stock on the Grant Date. The “Fair Market Value” on any date is the average of the high and low market prices of PepsiCo Common Stock as reported on the New York Stock Exchange, rounded to the next highest quarter, on such date. This award will vest 33% on the first anniversary of the Grant Date, 33% on the second anniversary of the Grant Date and 34% on the third anniversary of the Grant Date, in each case contingent on (a) your continued employment through the applicable vesting date and (b) PepsiCo’s achievement of the 2012 fiscal-year performance target established

Mr. Brian Cornell
March 9, 2012

by the Compensation Committee for the minimal level of bonus payout greater than zero under the EICP. RSUs will be settled in shares of PepsiCo Common Stock with accrued dividend equivalents paid in cash, less applicable taxes, as soon as practicable after the applicable vesting date. At the time of the Grant Date, you will receive an award agreement setting out the full terms of this award that you will be required to execute in order to receive this award.

•
Sign-on Performance Unit Award –You will be eligible to receive on the Grant Date a sign-on PepsiCo Equity Performance unit (“PEPunit”) award with a face value equal to $3,000,000. The number of PEPunits you will be granted under this award will be determined as of the Grant Date in accordance with the Company’s valuation method applicable to PEPunits granted to other similarly situated executives as part of their 2012 annual LTIP award. This award will vest 50% on the second anniversary of the Grant Date and 50% on the third anniversary of the Grant Date, in each case contingent on your continued employment through the applicable vesting date. The PEPunits will be settled in shares of PepsiCo Common Stock, less applicable taxes, as soon as practicable after the third anniversary of the Grant Date, based on and subject to the level of achievement of the applicable performance targets established by the Compensation Committee. At the time of the Grant Date, you will receive an award agreement setting out the full terms of this award that you will be required to execute in order to receive this award.

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Relocation –You will be eligible for standard relocation expense reimbursement under the terms of the Company’s relocation policy. However, the Company will not provide you any loss-on-sale assistance on the sale of your current residence. A copy of the Company’s relocation policy will be provided under separate cover.

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Deferred Compensation Program – You will be eligible to participate in the PepsiCo Executive Income Deferral Program (the “EIDP”), a non-qualified program that gives you the opportunity to defer a significant portion of your cash compensation. A copy of the most recent EIDP summary will be provided to you shortly after your Start Date along with EIDP election forms that must be completed and returned within 60 days of your Start Date to effectuate deferral elections for your 2012 base salary.

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Benefits – You will be eligible to participate in PepsiCo’s health and welfare benefit plans for salaried employees, which require employee contributions based on benefit choices. If elected, your health care coverage and life/accident insurance are effective upon your Start Date and disability protection will be effective after 90 days of employment.

In addition, you will be eligible to receive from PepsiCo an automatic retirement contribution to the PepsiCo Savings Plan based on your age and years of service. You will also be eligible to make contributions to the PepsiCo Savings Plan and receive PepsiCo matching contributions.

You previously accrued a benefit under the PepsiCo Salaried Employees Retirement Plan (the “Retirement Plan”) based on your prior employment with PepsiCo. You will not be eligible to resume participation in the Retirement Plan. As a result, your service from your Start Date will not count as credited service and your compensation will not be treated as pensionable

Mr. Brian Cornell
March 9, 2012

earnings under the terms of the Retirement Plan. However, your service from your Start Date, in addition to your prior service with PepsiCo, will be counted for the purpose of qualifying for early retirement benefits under the Retirement Plan with respect to your previously accrued benefit under the Retirement Plan.

You will be eligible to participate in the PepsiCo Stock Purchase Program and other benefit programs that may, from time to time, be applicable to the Company’s salaried employees.

A benefits book containing summaries of PepsiCo’s benefit plans will be mailed to you shortly after your Start Date. Descriptions of these plans are also available on the Company’s website at: www.pepsicoemployee.com.

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Executive Car Program – You will be eligible to participate in PepsiCo’s Executive Car Program. Under the terms of this program, you will receive a cash allowance to help cover the cost of your personal automobile. The current annual cash allowance for your level is $25,350 (payable bi-weekly), less applicable taxes.

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Insider Trading Policy – As a result of your new role, you will be subject to PepsiCo’s Insider Trading Policy. As such, you may only perform transactions in PepsiCo Common Stock during defined window periods and after obtaining approval from the PepsiCo Law Department and the Chairman and Chief Executive Officer of PepsiCo. You will receive further information on PepsiCo’s Insider Trading Policy shortly after your Start Date.

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Ownership Guidelines – As a result of your new role, you will be subject to PepsiCo’s Stock Ownership Guidelines. As such, you will be required to own shares of PepsiCo Common Stock equal to four times your annual base salary, as in effect from time to time, within five years of your Start Date. Under the terms of the Stock Ownership Guidelines, you are required to continue to hold shares needed to meet 100% of this stock ownership level until six months after your separation from service from PepsiCo and to continue to hold shares equal to 50% of this stock ownership level from six months to 18 months after your separation from service. PepsiCo shares or equivalents held by you or your immediate family members, in the PepsiCo Savings Plan, deferred compensation program or in a trust for the benefit of immediate family members count towards satisfying the requirement. Unvested PEPunits and RSUs do not count towards satisfying the requirement.

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Exercise & Hold and Share Retention Policy – As a result of your new role, you will be subject to PepsiCo’s Exercise & Hold and Share Retention Policy as in effect from time to time. As such, the aggregate amount of cash that you may receive upon the exercise of stock options and settlement of PEPunits during each calendar year may be limited. You will be exempt from this requirement once you have met, and continue to meet, your ownership level under PepsiCo’s Ownership Guidelines.

The above describes the terms of your offer and some of the terms of PepsiCo’s compensation and benefit programs. The terms and conditions of all compensation and benefits are governed by the official plan documents, as well as actions of the Board of Directors of PepsiCo and of the

Mr. Brian Cornell
March 9, 2012

Compensation Committee, and such plans and programs are subject to change or termination by PepsiCo at any time without notice.

This offer of employment is contingent upon satisfactory passage of a background check and drug screening, and you returning a signed Employee Confidentiality and Intellectual Property Agreement. An employment application and relevant forms to complete the pre-employment process will be forwarded to you upon your acceptance of this offer. By signing below, you represent that your employment with PepsiCo will not conflict with or result in your breach of any agreement to which you are a party or by which you are bound. As with all PepsiCo executives, your employment is at-will, meaning you or the Company may terminate your employment at any time.

Brian, we are excited at the prospect of you joining our team and are confident you will make a significant impact at PepsiCo. Please acknowledge your acceptance of the above offer by signing below and returning this letter to me.

Sincerely,

/s/ Cynthia M. Trudell
Cynthia Trudell, EVP, Chief Human Resources Officer

Accepted /s/ Brian Cornell          Date 03/08/2012
Brian Cornell